Exhibit 99.2

Newfield Reports Fourth Quarter and Full-Year 2010
Financial Results

FOR IMMEDIATE RELEASE

Houston – February 16, 2011 – Newfield Exploration Company (NYSE: NFX) today reported its unaudited fourth quarter and full-year 2010 financial results. Newfield will be hosting a conference call at 8:30 a.m. CST on February 17, 2011. To participate in the call, dial 719-325-4751 or listen through the investor relations section of our website at http://www.newfield.com.

Fourth Quarter 2010

For the fourth quarter of 2010, Newfield recorded net income of $22 million, or $0.17 per diluted share (all per share amounts are on a diluted basis). Net income for the fourth quarter includes the effect of the following items:

o	a net unrealized loss on commodity derivatives of $202 million ($129 million after-tax), or $0.96 per share;
o	a $7 million ($5 million after-tax), or $0.03 per share, impairment related to certain claims related to the bankruptcy proceedings associated with TXCO Resources Inc.

Without the effect of these items, net income for the fourth quarter of 2010 would have been $156 million, or $1.16 per share. In addition, the Company’s fourth quarter 2010 DD&A rate increased approximately $0.16 per Mcfe over the third quarter 2010 rate. This increase was primarily related to the Company’s planned strategy to shift to higher margin oil plays and the resulting change in the composition of the Company’s proved reserve base.

Revenues in the fourth quarter of 2010 were $528 million. Net cash provided by operating activities before changes in operating assets and liabilities was $420 million. See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.

Newfield’s production in the fourth quarter of 2010 was 77 Bcfe. Natural gas production in the fourth quarter of 2010 was 52 Bcf, an average of 560 MMcf/d. Newfield’s oil liftings in the fourth quarter of 2010 were 4.3 MMBbls, or an average of approximately 47,000 BOPD. Capital expenditures in the fourth quarter of 2010 were approximately $585 million, including approximately $106 million in acquisitions.

Full-Year 2010

For 2010, Newfield recorded net income of $523 million, or $3.91 per diluted share. Revenues for 2010 were $1.9 billion. Net cash provided by operating activities before changes in operating assets and liabilities was $1.6 billion. See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.

Newfield’s production for the full year of 2010 was 288 Bcfe, an increase of 12% over 2009 production volumes. Capital expenditures for 2010 were approximately $2.0 billion.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas, Appalachia and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans and planned capital expenditures, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah, the availability and cost of capital resources, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2009 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For information, contact:
Investor Relations:                              Steve Campbell (281) 847-6081
Danny Aguirre (281) 668-2657
Media Relations:                                  Keith Schmidt (281) 674-2650
Email:                                                      info@newfield.com

4Q10 Actual Results
	4Q10 Actual
	Domestic	Int’l	Total
Production/Liftings Note 1
Natural gas – Bcf	51.5	–	51.5
Oil and condensate – MMBbls	2.4	1.9	4.3
Total Bcfe	66.0	11.3	77.3

Average Realized Prices Note 1,2
Natural gas – $/Mcf	$5.37	$–	$5.37
Oil and condensate – $/Bbl	$85.17	$82.87	$84.16
Mcf equivalent – $/Mcfe	$7.41	$13.81	$8.37

Operating Expenses:
Lease operating ($MM)
Recurring	$43.0	$17.5	$60.5
Major (workovers, etc.)	$6.7	$3.4	$10.1
Transportation	$18.9	$–	$18.9

Lease operating (per Mcfe)
Recurring	$0.67	$1.55	$0.80
Major (workovers, etc.)	$0.10	$0.30	$0.13
Transportation	$0.29	$–	$0.25

Production and other taxes ($MM)	$11.5	$37.3	$48.8
per/Mcfe	$0.18	$3.30	$0.65

General and administrative (G&A), net ($MM)	$37.0	$1.7	$38.7
per/Mcfe	$0.58	$0.15	$0.51

Capitalized internal costs ($MM)			$(26.3)
per/Mcfe			$(0.35)

Interest expense ($MM)			$39.5
per/Mcfe			$0.52

Capitalized interest ($MM)			$(15.4)
per/Mcfe			$(0.20)

Note 1:   Beginning in 2011, Newfield will report NGLs with its reported oil production. For comparative purposes, the following table depicts 4Q2010 production and realized prices pro-forma this change:

	Domestic	Int’l	Total
Production/Liftings
Natural gas – Bcf	49.9	–	49.9
Oil, condensate & NGLs – MMBbls	2.7	1.9	4.6
Total Bcfe	66.0	11.3	77.3

Average Realized Prices
Natural gas – $/Mcf	$5.19	$–	$5.19
Oil, condensate & NGLs – $/Bbl	$82.89	$82.86	$82.88
Mcf equivalent – $/Mcfe	$7.41	$13.81	$8.37

Note 2:
Average realized prices include the effects of hedging contracts. If the effects of these contracts were excluded, the average realized price for total gas would have been $3.88 per Mcf and the domestic and total oil and condensate average realized prices would have been $73.08 and $77.38 per barrel, respectively.

1Q11 & FY11 Estimates
1Q11 & FY11 Estimates
	Domestic		Int’l		Total
Production/Liftings	1QE	FY11	1QE	FY11	1QE	FY11
Natural gas – Bcf	46 – 48	191 – 194	–	–	46 – 48	191 – 194
Oil, condensate and NGLs – MMBbls	2.3 – 2.9	14.0 – 15.0	1.4 – 1.6	6.1 – 6.5	3.7 – 4.5	20.1 – 21.5
Total Bcfe	60 – 65	275 – 284	8 – 10	37 – 39	68 – 75	312 – 323

Average Realized Prices
Natural gas – $/Mcf	Note 1	Note 1
Oil, condensate and NGLs – $/Bbl	Note 2	Note 2	Note 3	Note 3
Mcf equivalent – $/Mcfe

Operating Expenses (per Mcfe):
Lease Operating
Recurring	$0.66 - $0.73	$0.63 - $0.70	$1.73 - $2.02	$1.66 - $1.93	$0.80 - $0.89	$0.76 - $0.85
Major (workovers, etc.)	$0.11 - $0.15	$0.14 - $0.19	$0.15 - $0.21	$0.22 - $0.31	$0.11 - $0.15	$0.15 - $0.20
Transportation	$0.36 - $0.40	$0.35 - $0.39	-	-	$0.31 - $0.35	$0.31 - $0.34

Production/Taxes Note 4	$0.27 - $0.32	$0.31 - $0.37	$5.56 - $7.11	$4.43 - $5.25	$0.93 - $1.17	$0.80 - $0.95

G&A, net	$0.67 - $0.71	$0.62 - $0.67	$0.19 - $0.21	$0.18 - $0.20	$0.61 - $0.65	$0.57 - $0.61

Capitalized internal costs					($0.35 - $0.40)	($0.32 - $0.36)

Interest Expense					$0.52 - $0.57	$0.48 - $0.53

Capitalized Interest					($0.23 - $0.26)	($0.18 - $0.22)

Tax rate (%)Note 5					36% - 38%	36% - 38%

Income taxes (%)
Current					14% - 16%	14% - 16%
Deferred					84% - 86%	84% - 86%

Note 1:
The price that the Company receives for natural gas production from the Gulf of Mexico and onshore Gulf Coast, after basis differentials, transportation and handling charges, typically averages $0.25 - $0.50 per MMBtu less than the Henry Hub Index.  Realized natural gas prices for our Mid-Continent properties, after basis differentials, transportation and handling charges, typically average 85-90% of the Henry Hub Index.

Note 2:
The price the Company receives for its Gulf Coast oil production, excluding NGLs, typically averages about 93-97% of the NYMEX West Texas Intermediate (WTI) price. The price the Company receives for its oil production in the Rocky Mountains, excluding NGLs, is currently averaging about $15-$17 per barrel below the WTI price. Oil production from the Company’s Mid-Continent properties, excluding NGLs, typically averages 90-95% of the WTI price.

Note 3:
Oil sales from the Company’s operations in Malaysia typically sell at a slight discount to Tapis, or today about 105-110% of WTI. Oil sales from the Company’s operations in China typically sell at $4-$6 per barrel less than the WTI price.

Note 4:	Guidance for production taxes determined using the average of the strip at 01/24/11 ($91.67/bbl, $4.69/mcf).
Note 5:	Tax rate applied to earnings excluding unrealized gains or losses on commodity derivatives.

CONSOLIDATED STATEMENT OF INCOME (Unaudited, in millions, except per share data)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2010	2009	2010	2009

Oil and gas revenues	$528	$414	$1,883	$1,338

Operating expenses:
Lease operating	89	67	326	259
Production and other taxes	49	25	126	63
Depreciation, depletion and amortization	181	147	644	587
General and administrative	39	38	156	144
Ceiling test and other impairments	7	—	7	1,344
Other	—	—	10	8
Total operating expenses	365	277	1,269	2,405

Income (loss) from operations	163	137	614	(1,067)

Other income (expenses):
Interest expense	(40)	(31)	(156)	(126)
Capitalized interest	15	12	58	51
Commodity derivative income (expense)	(98)	63	316	252
Other	(5)	1	(3)	5
Total other income (expenses)	(128)	45	215	182

Income (loss) before income taxes	35	182	829	(885)

Income tax provision (benefit)	13	69	306	(343)

Net income (loss)	$22	$113	$523	$(542)

Income (loss) per share:
Basic --	$0.17	$0.87	$3.97	$(4.18)

Diluted --	$0.17	$0.86	$3.91	$(4.18)

Weighted average number of shares outstanding for basic income (loss) per share	133	130	132	130
Weighted average number of shares outstanding for diluted income (loss) per share *	134	133	134	130

* Had the Company recognized net income for the twelve months ended December 31, 2009, the weighted average number of shares outstanding for the computation of diluted earnings per share would have increased by 2 million shares.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited, in millions)	December 31, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$39	$78
Derivative assets	197	269
Other current assets	495	546
Total current assets	731	893

Property and equipment, net (full cost method)	6,608	5,247
Derivative assets	39	19
Other assets	116	95
Total assets	$7,494	$6,254

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Derivative liabilities	$53	$2
Other current liabilities	875	871
Total current liabilities	928	873

Other liabilities	199	142
Long-term debt	2,304	2,037
Deferred taxes	720	434
Total long-term liabilities	3,223	2,613

Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	1,450	1,389
Treasury stock	(41)	(33)
Accumulated other comprehensive loss	(12)	(11)
Retained earnings	1,945	1,422
Total stockholders’ equity	3,343	2,768
Total liabilities and stockholders’ equity	$7,494	$6,254

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited, in millions)	For the Twelve Months Ended December 31,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$523	$(542)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	644	587
Deferred tax provision (benefit)	247	(391)
Stock-based compensation	22	28
Commodity derivative income	(316)	(252)
Cash receipts on derivative settlements, net	456	883
Ceiling test and other impairments	7	1,344
Other	7	3
	1,590	1,660
Changes in operating assets and liabilities	40	(82)
Net cash provided by operating activities	1,630	1,578

Cash flows from investing activities:
Additions to oil and gas properties and other, net	(1,658)	(1,400)
Acquisitions of oil and gas properties	(313)	(9)
Proceeds from sales of oil and gas properties	12	33
Redemption of investments	8	20
Net cash used in investing activities	(1,951)	(1,356)

Cash flows from financing activities:
Net repayments under credit arrangements	(249)	(176)
Net proceeds from issuance of senior subordinated notes	686	—
Repayment of senior notes	(175)	—
Other	20	8
Net cash provided by (used in) financing activities	282	(168)

Increase (decrease) in cash and cash equivalents	(39)	54
Cash and cash equivalents, beginning of period	78	24

Cash and cash equivalents, end of period	$39	$78

Explanation and Reconciliation of Non-GAAP Financial Measures
Earnings Stated Without the Effect of Certain Items
Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effect of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts.

A reconciliation of earnings for the fourth quarter of 2010 stated without the effect of certain items to net income is shown below:
4Q10
(in millions)
Net income	$22
Net unrealized loss on commodity derivatives (1)	202
Other impairments	7
Income tax adjustment for above items	(75)
Earnings stated without the effect of the above items	$156

(1) The determination of “Net unrealized loss on commodity derivatives” for the fourth quarter of 2010 is as follows:

4Q10
(in millions)
Commodity derivative expense	$(98)
Cash receipts on derivative settlements, net	(111)
Option premiums associated with derivatives settled during the period	7
Net unrealized loss on commodity derivatives	$(202)

Net Cash Provided by Operating Activities Before Changes in Operating Assets and Liabilities
Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles.

A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

	4Q10	2010
	(in millions)
Net cash provided by operating activities	$323	$1,630
Net change in operating assets and liabilities	97	(40)
Net cash provided by operating activities before changes in operating assets and liabilities	$420	$1,590